QUERYOBJECT SYSTEMS CORPORATION                                   Exhibit 11.1

Computation of Net Loss Per Share

                                                              Three Months Ended             Nine Months Ended
                                                                 September 30,                  September 30,
                                                              2001            2000          2001               2000

Common shares outstanding at beginning of year             10,361,657       4,983,663      10,361,657       4,983,663

      Issuance of common stock                             13,936,507            --        12,799,448            --

      Conversion of preferred stock into common shares           --         4,238,908            --         3,740,964

      Warrants exercised into common shares                      --           591,696            --           578,594

      Stock options exercised into common shares                 --            30,693            --            21,933

Weighted average common shares outstanding                 24,298,164       9,844,960      23,161,105       9,325,154

Net loss                                                 $ (1,392,876)   $ (2,686,570)   $ (6,600,028)   $ (6,753,364)

Basic and diluted net loss per common share              $      (0.06)   $      (0.27)   $      (0.28)   $      (0.72)